EXHIBIT 2(g)(2)

 CORIENT REGISTERED ALTERNATIVES FUND

SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (this “Agreement”) dated November 15, 2024 between Corient Registered Alternatives Fund, a Delaware statutory trust (the “Fund”), Segall Bryant & Hamill, LLC, a Delaware limited liability company (the “Adviser”), and Churchill Asset Management LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

Each of the Fund and Adviser hereby appoints the Subadviser, subject to the supervision of the Trustees of the Fund and the terms of this Agreement, as an investment subadviser for the Fund, with sole and exclusive authority to make investments on behalf of the Fund with respect to private equity investments, including without limitation co-investments and secondary purchases of such investments (collectively, “PE Assets”). The Subadviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Subadviser will be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Fund and the Adviser.

2.	DUTIES OF THE SUBADVISER

a.
Subject to the general supervision of the Trustees of the Fund and the terms of this Agreement, the Subadviser will, at its own expense, manage the investments and determine the composition of certain assets of the Fund allocated and reallocated to the Subadviser by the Adviser from time to time in respect of PE Assets (the “Sleeve”) subject always to the direction and control of the Trustees of the Fund, and in accordance with the Fund’s registration statement, as amended, or as subsequently amended in writing. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund, the Subadviser, with respect to the Sleeve:

i.
will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual investment funds, companies or industries the securities of which are included in the Sleeve or are under consideration for inclusion in the Sleeve;

ii.
will formulate and implement a continuous investment program for the Sleeve consistent with the investment objectives and related investment policies of the Sleeve as described in the Fund’s registration statement, as amended, or as subsequently amended in writing (the “Fund Investment Strategy”);

iii.
will use commercially reasonable efforts to implement the investment strategy of the Sleeve through the purchase and sale of securities, instruments and other assets (including the placing of orders or the usage of special purpose vehicles for such purchases and sales) consistent with the Fund Investment Strategy in respect of the Sleeve (collectively, “Assets”); provided that the Subadviser shall have discretionary authority to purchase and sell Assets in the Sleeve on behalf of the Fund, and shall not be required to sell Assets unless determined by the Subadviser to be in the best interest of the Fund, as determined by the Subadviser in its sole discretion;

iv.
will manage and oversee the Assets of the Sleeve, including the investment and reinvestment thereof. The Subadviser will provide instructions to the custodian for the Fund (the “Custodian”) in respect of the administration of the Assets as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. The Subadviser will provide reports with respect to its management of the Assets as the Adviser may, at any time or from time to time (not more frequently than weekly), reasonably request;

v.
will regularly report to the Trustees of the Fund with respect to the implementation of the Sleeve’s investment program, upon reasonable request of the Trustees of the Fund, but not more frequently than quarterly (except as more frequently required, to the extent reasonably necessary for the Trustees to carry out their duties on behalf of the Fund);

vi.
will provide assistance with and make recommendations for the fair value of Assets held by the Fund in the Sleeve for which market quotations are not readily available. Such assistance may include, but not be limited to, providing the following:

(a)
the terms and conditions for all new private Assets to the Adviser or a designated third-party valuation firm, electronically on a periodic basis, as reasonably requested by the Adviser but not more frequently than monthly (except as more frequently required, to the extent reasonably necessary for the Adviser to carry out its duties on behalf of the Fund);

(b)	financial reporting, remittance reports, and other information/updates which would be necessary to calculate prices of the Fund’s private Assets in the Sleeve;

(c)	estimates of fair market value of the Fund’s private Assets in the Sleeve each month as of the prior month end;

(d)
a review of all Asset valuations breaking the Adviser’s pre-defined threshold between the Adviser’s or a designated third-party valuation firm’s estimates of fair market value (for the most recent month end) and the Subadviser’s estimates of fair market value (as of the previous month end). Such reviews will include assisting in the identification of which model inputs have caused such price deviations and helping to resolve the differences with the Adviser and any designated Adviser’s third-party valuation firm. Such assistance will be necessary such that the Adviser can complete the review of the valuations; and

(e)
a review of an Asset’s price, from time to time, as reasonably requested by the Adviser, but not more frequently than weekly (except as more frequently required, to the extent reasonably necessary for the Adviser to carry out its duties on behalf of the Fund).

vii.
except as set forth in Section 2.e. below, the Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the management of the investments of the Fund (excluding determination of net asset value and fund accounting services);

viii.
although not generally anticipated, to the extent required, will select brokers and dealers to effect applicable transactions subject to the following conditions: the Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; and the Subadviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Trustees of the Fund and described in the Fund’s registration statement as amended; and

ix.
to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, aggregate the securities to be purchased or sold to attempt to obtain efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

b.
The Subadviser will, with respect to the Sleeve, maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules thereunder.

c.
The Subadviser shall, with respect to the Sleeve, vote all proxies relating to the Fund’s Assets in accordance with the Fund’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to Assets held by the Fund and, subject to the Fund’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

d.	The Subadviser shall not take custody, as such term is defined under Section 206(4)-2 of the Advisers Act, of, nor shall be the custodian for, the Fund or the Fund’s assets.

e.
Notwithstanding anything in this Agreement to the contrary, the Subadviser shall not be responsible for any expenses payable directly to third parties pursuant to separate contractual arrangements between (i) the Fund, its subsidiaries, the Adviser, or an affiliate of the Adviser and (ii) such third parties, in connection with the Subadviser’s performance of its duties as described in this Agreement. The Subadviser shall also not be responsible for any transactional expenses as determined in accordance with US GAAP, or any expenses described in section 3 hereto. Except as set forth in section 3, the Subadviser shall be responsible for any of the Subadviser’s own expenses in connection with its performance of its duties, including with respect to the identification, development, negotiation, or structuring of prospective investments.

f.
For the avoidance of doubt, if Subadviser ceases to be a subadviser to the Fund, all costs associated with the transfer of securities and other assets, and all other expenses incurred by Subadviser to unwind Subadviser from its subadvisory role with respect to the Fund, shall be borne by the Fund.

3.	EXPENSES ASSUMED BY THE FUND

The Fund will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Subadviser, as provided in this Agreement, or by the Adviser, as provided in the advisory agreement between the Fund and the Advisory (the “Advisory Agreement”). Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Fund shall pay all other costs and expenses of its operations and business and in connection with the Subadviser’s management of the Sleeve (whether by paying such amounts directly or by reimbursing the Subadviser for any of such amounts that the Subadviser previously paid on an out-of-pocket basis), including, without limitation, those relating to the following:

a.
calculating net asset value (including the cost and expenses of any independent valuation firm retained by the Adviser in consultation with the Subadviser to conduct valuation services on any portion of the Assets);

b.
expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, the Subadviser, or members of their investment teams, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights;

c.
fees and expenses incurred by the Adviser, the Subadviser, the administrator of the Fund (“Administrator”) or an affiliate thereof, payable to third parties, including agents, consultants or other advisers, in monitoring financial and legal affairs for the Fund and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Fund’s investments and monitoring investments and portfolio companies on an ongoing basis;

d.
any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Fund, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Fund’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Fund and in making, carrying, funding and/or otherwise resolving investment guarantees);

e.	offerings, sales, and repurchases of the common shares of beneficial interest (the “Shares”) of the Fund and other securities;

f.	fees and expenses payable under any dealer manager and placement agent agreements, if any;

g.
administration fees and expenses, if any, payable under the administration agreement, by and between the Fund and the Administrator (the “Administration Agreement”), (including payments under the Administration Agreement between us and the Administrator, based upon the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Fund’s chief financial officer and chief compliance officer, and their respective staffs);

h.	fees and expenses payable to the independent accountants retained by the Fund;

i.	costs incurred in connection with investor relations or board of directors relations;

j.	any applicable administrative agent fees or loan arranging fees incurred with respect to the Fund’s portfolio investments by the Adviser, the Subadviser, the Administrator or an affiliate thereof;

k.
any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Fund (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);

l.	transfer agent, dividend agent and custodial fees and expenses;

m.	federal and state registration fees;

n.	federal, state and local taxes;

o.	expenses of shareholders and Trustee meetings;

p.
fees and expenses of the Trustees of the Fund who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, the Subadviser or of the Fund (each, a “Non-Interested Trustee”), including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisers retained by, or at the discretion or for the benefit of, the Non-Interested Trustees;

q.
compensation of the officers and Trustees of the Fund (other than persons serving as President or Trustee of the Fund, or as any other officer of the Fund, who are also directors, officers or employees of the Adviser or its affiliates);

r.
costs of preparing and filing reports or other documents required by regulatory or administrative bodies, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund and its activities;

s.	costs of any reports, proxy solicitation materials or other notices to shareholders, including printing costs;

t.	fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

u.	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;

v.	proxy voting expenses;

w.
all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Trustees of the Fund to or on account of holders of the securities of the Fund, including in connection with any dividend reinvestment plan or direct stock purchase plan;

x.	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s Assets for tax or other purposes;

y.	the allocated costs incurred by the Adviser, the Subadviser and/or the Administrator in providing managerial assistance to those portfolio companies that request it;

z.	allocable fees and expenses associated with marketing efforts on behalf of the Fund;

aa.	association membership dues, as explicitly approved by the Trustees of the Fund;

bb.
all fees, costs and expenses of any litigation involving the Fund or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to Fund’s affairs;

cc.	fees, costs and expenses of winding up and liquidating the Fund’s assets; and

dd.	all other expenses incurred by the Fund or the Adviser in connection with administering the Fund’s business.

4.	COMPENSATION OF SUBADVISER

The Subadviser shall be entitled to a fee with respect to the Fund as specified in Appendix A to this Agreement.

5.	NON-EXCLUSIVITY

The services of the Subadviser to the Adviser and the Fund are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies. Notwithstanding the foregoing, the Fund and the Adviser agree that the Subadviser shall be (subject to ongoing approval of the Trustees of the Fund) the sole and exclusive investment adviser to the Fund in respect of its PE Assets.

6.	SUPPLEMENTAL ARRANGEMENTS

The Subadviser may enter into arrangements with other persons affiliated with the Subadviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Subadviser.

7.	LIABILITY OF SUBADVISER

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Subadviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Subadviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Subadviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

8.	INDEMNIFICATION

a.
Subject to Section 7 hereof, the Subadviser, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the “Indemnitees”), shall not be liable to the Fund for any action taken or omitted to be taken by the Subadviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Fund shall indemnify, defend and protect the Indemnitees (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnitees in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Subadviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund.

b.
Any indemnification or advancement of expenses made in accordance with this section shall not prevent the recovery from any Indemnitee of any amount if the Indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee.

c.
The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this section shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Subadviser or any Indemnitee.

9.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement and shall provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

10.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of (i) its execution and (ii) the date of the meeting of the shareholders of the Fund, at which meeting this Agreement is approved by the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

Following the effectiveness of the Agreement, if the Agreement terminates because the shareholders of the Fund fail to provide any requisite approval under the 1940 Act for the continued effectiveness of the Agreement, the Subadviser will continue to act as investment adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of a new contract with the Subadviser or a different adviser or other definitive action; provided, that the compensation received by the Subadviser in respect of the Fund during such period will be (to the extent permitted by applicable law) the amount it would have received under the Agreement in respect of the Fund; provided further, for the elimination of doubt, the failure of shareholders of the Fund to approve a proposed amendment to the Agreement is not a termination of the Agreement with respect to the Fund and, in such event, the Agreement shall continue with respect to the Fund as previously in force and effect.

In the event this Agreement is terminated prior to the realization of all of the PE Assets, then the Subadviser Incentive Fee (as defined in Appendix A) shall become due and payable in respect of each PE Asset, whereby each PE Asset will be deemed to have undergone a Realization (as defined in Appendix A) upon the effective date of such termination at a sale or liquidation value equal to the current fair value at which the Fund holds each such PE Asset at such time.  In any such event, the Fund will pay such amounts due reasonably promptly following such termination and not more than ninety (90) days thereafter.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Subadviser, or by the Subadviser on sixty (60) days’ written notice to the Fund. This Agreement will automatically terminate, without payment of any penalty, in the event of its “assignment” (as defined in the 1940 Act).

This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event the Advisory Agreement between the Adviser and the Fund terminates for any reason.

11.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.
the Subadviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.
the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, specifically involving the affairs of the Fund; and

c.	any change of control of the Subadviser as determined by applicable law.

12.	REPRESENTATIONS AND WARRANTIES

a.	The Subadviser represents, warrants and agrees on a continuing basis the following:

1.	it is duly registered as an investment adviser under the Advisers Act;

2.	it has the authority to enter into this Agreement;

3.
it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Subadviser is bound whether arising by contract, operation of law or otherwise.

b.	The Adviser represents, warrants and agrees on a continuing basis the following:

1.	it is duly registered as an investment adviser under the Advisers Act;

2.	it has the authority to enter into this Agreement;

3.
it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Adviser is bound whether arising by contract, operation of law or otherwise.

13.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended only by the parties hereto, and only if such amendment is specifically approved by the vote of a majority of the Trustees of the Fund and by the vote of a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Fund vote to approve the amendment.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

15.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Fund or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section. Notices shall be sent to:

If to the Subadviser:

Churchill Asset Management LLC
375 Park Avenue, 9th Floor
New York, NY 10152
Attention:  John McCally, General Counsel
Email:  john.mccally@churchillam.com

With a copy to:

8500 Andrew Carnegie Blvd.
Charlotte, NC 28262
Attention: Jason Strife, Head of Private Equity and Junior Capital Solutions
Email:  Jason.Strife@churchillam.com

If to the Adviser:

Segall Bryant & Hamill, LLC
c/o Corient
2 South Biscayne Boulevard, Suite 3200
Miami, Florida 33131

If to the Fund:

Corient Registered Alternatives Fund
2 South Biscayne Boulevard, Suite 3200
Miami, Florida 33131

17.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

18.	GOVERNING LAW

To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of Delaware.

19.	USE OF NAME

The Subadviser agrees not to use the names, or any derivatives of the names “Corient,” “Corient Management LLC” or the names of any such entities’ affiliates in any prospectus, sales literature or other material relating to the Fund without first obtaining the applicable entity’s express, written consent prior to the use of such name. Each of the Fund and the Adviser agrees not to use the names, or any derivatives of the names “TIAA” or “Nuveen” in any offering document, sales literature or other material without first obtaining the Subadviser’s express, written consent prior to the use of such names.

20.	LIMITATION OF LIABILITY UNDER THE DECLARATION OF TRUST

The Declaration of Trust establishing the Fund, dated September 30, 2024, together with all amendments thereto (the “Declaration”), provides that no Trustee, shareholder, officer, employee or agent of the Fund shall be subject to any personal liability in connection with Fund property or the affairs of the Fund and that all persons shall look solely to the Fund for satisfaction of claims of any nature arising in connection with the affairs of the Fund.

21.	CONFIDENTIALITY

a.
All information of or pertaining to the Fund, the Sleeve, the Assets, the Adviser or the Subadviser or any of their respective affiliates, whether stored on computer disk or as electronic media, to which the Fund, the Adviser or Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Fund’s holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information), as well as all private information concerning the issuers of the PE Assets, is referred to as “Confidential Information.”

b.
Each of the Fund, the Adviser and the Subadviser shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder or as required by applicable law, and each such party shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement or in connection with the Fund’s reporting to shareholders as required by applicable law.

c.
Each of the Adviser and the Subadviser agrees to treat the Fund’s holdings as Confidential Information in accordance with the applicable Fund’s procedures as such policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such Confidential Information.

d.
If a party subject to the provisions hereof becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that it shall (i) first notify the other parties of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the consent of the other parties to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require a party to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

22.	CONSULTATION WITH SUBADVISERS TO THE FUND

As required by Rule 17a- 10 under the 1940 Act, the Subadviser is prohibited from consulting with the entities listed below to the Fund concerning transactions for the Fund in Assets:

1.	other subadvisers to the Fund (if any); and

2.	other subadvisers to a Fund under common control with the Fund.

23.	COMPLIANCE

In managing the investments of and determining the composition of the assets of the Sleeve and in performing its other services and obligations hereunder, the Subadviser shall: (i) comply with the investment objectives, policies and restrictions of the Fund (with respect to the Sleeve) as set forth in the registration statement of the Fund, as from time to time amended or supplemented; (ii) comply with all policies, guidelines, instructions and procedures approved by the Trustees of the Fund or the Adviser with respect to the Fund and furnished to the Subadviser, including the requirements of any exemptive orders applicable to the Fund (provided, however, that the Fund shall adopt the co-investment program of the Subadviser with respect to the exemptive order previously obtained by the Subadviser in respect of co-investment among the regulated fund and private, affiliated funds of the Subadviser, and abide by the terms thereof, as reasonably interpreted by the Subadviser); (iii) comply with all applicable requirements of the Advisers Act, the 1940 Act and the rules and regulations under each thereof, as the same may be amended from time to time, including all applicable requirements related to exemptions granted under Section 6(c) of the Investment Company Act; (iv) work collaboratively with the Adviser to cause the Fund to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Fund seek to qualify as a regulated investment company under the Code); and (iv) monitor and comply with any applicable local, federal, and/or foreign legal or regulatory requirements relating to specific investment transactions (including lending and leasing activity) for the Sleeve, including any structuring activity relating to such transactions; (v) comply with all other applicable law, rules and regulations, including all applicable laws, regulations and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information. In addition, the Subadviser shall maintain compliance procedures that it reasonably believes are adequate to ensure the Sleeve’s compliance with the foregoing.

Upon execution of this Agreement, the Subadviser shall provide the Adviser with a summary of the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. Throughout the term of this Agreement, each of the Adviser and the Subadviser shall submit to each other, upon request, such request to be made on no more than a quarterly basis: (i) a summary of any material changes to its Compliance Policies, (ii) notification of an adverse finding against it specifically with respect to the Fund in connection with a regulatory examination by any relevant regulatory authority and documentation providing a summary of any such adverse finding, (iii) documentation of any formal review of all applicable compliance policies, and (iv) notification of any material compliance matter that relates to the services provided by the Adviser or the Subadviser to the Fund including, but not limited to, (a) any material violation of the Compliance Policies or of its code of ethics and/or related code and (b) any trade error having a material adverse effect on the Fund that requires notice to the Fund pursuant to its policies and procedures. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with such certifications as may be agreed to from time to time between them, reasonable information and access to personnel and resources that the Adviser may reasonably request to enable it or the Fund to comply with Rule 38a-1 under the 1940 Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program and the Subadviser’s compliance with the requirements of any exemptive orders applicable to the Fund, in each case as may be reasonably requested by the Fund, the Fund’s Chief Compliance Officer, or his or her authorized representative.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

CORIENT REGISTERED ALTERNATIVES FUND

By:  /s/ Paul Platkin
Name: Paul Platkin
Title: President

SEGALL BRYANT & HAMILL, LLC

By:  /s/ Carolyn Goldhaber
Name: Carolyn Goldhaber
Title: President

CHURCHILL ASSET MANAGEMENT LLC

By:  /s/ John McCally
Name: John McCally
Title: General Counsel

APPENDIX A

FEES

Subadviser Fee

In return for its services, the Subadviser will receive from the Adviser a quarterly subadvisory fee (the “Subadviser Fee”) of: 0.85% per annum on gross subadvised assets up to $49,999,999, 0.50% per annum on incremental gross subadvised assets up to $249,999,999, 0.45% per annum on incremental gross subadvised assets between $250,000,000 and $499,999,999 and 0.40% per annum on incremental gross subadvised assets exceeding $500,000,000. For the purpose of calculating the Subadviser Fee, “gross subadvised assets” shall mean the fair value of the relevant assets managed by the Subadviser (as determined by the Fund in accordance with its valuation policies and procedures), but excluding cash and cash equivalents. The Subadviser Fee will be payable in arrears within thirty (30) business days after the completion of the NAV computation for the month at the end of the relevant quarter.

The fee for the period from the effective date of the Agreement to the end of the first quarter during which the effective date occurs will be prorated according to the proportion that such period bears to the full quarterly period. Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter will be prorated according to the proportion that such period bears to the full quarterly period and will be payable upon the date of termination of this Agreement.

Subadviser Incentive Fee

The Subadviser will be entitled to receive from the Fund a “Subadviser Incentive Fee” calculated and paid on realization of each private equity investment, co-investment and secondary purchases of such investments (“PE Assets”) allocated and reallocated to be managed by the Subadviser as follows. Upon a sale or other disposition of a PE Asset (a “Realization”), proceeds from such Realization will be apportioned in the following order: (i) first, one hundred percent (100%) to the Fund until the Fund has received proceeds under this clause (i) equal to the sum of (a) the amount the Fund has invested in the PE Asset experiencing the Realization; plus (b) without duplication of amounts described in the foregoing clause (a), (A) Fund expenses incurred specifically in (X) initially making the PE Asset investment and (Y) obtaining the Realization of such PE Asset, and (B) an amount equal to the Subadviser Fee paid to the Subadviser to date with respect to such PE Asset, net of any amounts previously distributed under this sub-clause (B); (ii) second, one hundred percent (100%) to the Fund until the Fund has received an amount equal to the Preferred Return (as defined below); (iii) third, one hundred percent (100%) to the Fund, on a dollar for dollar basis, of any Subadviser Memo Account (as defined below) that has not been recouped by the Fund in later Realizations of PE Assets through operation of this clause (iii); (iv) fourth, one hundred percent (100%) to the Subadviser until the Subadviser has received ten percent (10%) of the amount making up the Fund’s Preferred Return; and (v) thereafter, ninety percent (90%) to the Fund and ten percent (10%) to the Subadviser.

The “Preferred Return” means an amount sufficient to provide the Fund with an 8% per annum (compounded) return on the Fund’s investment in the PE Asset involved in a Realization. The “Subadviser Memo Account” means the cumulative amount of net losses, if any, arising from previous Realizations of PE Assets. For purposes of the Subadviser Memo Account, the amount of “net losses” shall be calculated taking into account amounts invested by the Fund in PE Assets as determined according to clause (i) above.